Exhibit 5.3

[Letterhead of Maddin, Hauser, Wartell, Roth & Heller, P.C.]

January 5, 2005

Bell Oil Corp.

Super Test Petroleum, Inc.

c/o United Refining Company

15 Bradley Street

Warren, PA 16365

Ladies and Gentlemen:

We have acted as counsel to Bell Oil Corp. and Super Test Petroleum, Inc., each a Michigan corporation (the “Michigan Subsidiaries”), in connection with the Registration Statement on Form S-4, as amended (File No. 333-121348) (the “Registration Statement”), filed by United Refining Company (the “Company”) with the Securities and Exchange Commission, pursuant to which the Company is registering (i) $200,000,000 aggregate principal amount of its 10½% Senior Notes due 2012 (the “New Notes”), to be exchanged for the Company’s outstanding notes bearing substantially identical terms and in like principal amount (the “Old Notes”) in a registered exchange offer and (ii) the guarantees of the New Notes (the “Guarantees”) of certain subsidiaries of the Company listed in the Registration Statement as guarantors (the “Subsidiary Guarantors”), including the Michigan Subsidiaries. The Old Notes were issued, and the New Notes will be issued, under an Indenture dated as of August 6, 2004, among the Company, the Subsidiary Guarantors and The Bank of New York, as trustee.

We have made such inquiries and reviewed such documents and records as we have deemed necessary or appropriate as a basis for our opinion. We have also examined and relied upon representations, statements and certificates of public officials and of officers and other representatives of the Michigan Subsidiaries.

Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Guarantee of each Michigan Subsidiary has been duly and validly authorized by such Michigan Subsidiary.

We express no opinion as to any laws other than the laws of the State of Michigan. The opinion expressed herein is based upon these laws and interpretations thereof in effect on the date hereof, and the facts and circumstances in existence on the date hereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

Maddin, Hauser, Wartell, Roth & Heller, P.C.

/s/    Michael B. Perlman

Michael B. Perlman